                                                         EXHIBIT 11.1

EUROMED, INC.
COMPUTATION OF EARNINGS AND SHARES USED IN ARRIVING AT PRIMARY AND FULLY-DILUTED EARNINGS PER SHARE FOR THE QUARTER ENDED MARCH 31, 1996

                                         Quarter Ended
                                         March 31, 1996
                                         --------------
Net Earnings (in thousands)                $      176
                                           ----------
Computation of weighted average
number of shares outstanding
        Issued: 3,150,000
        Weighted average common shares      2,151,649
                                           ----------
Primary and fully diluted earnings
per common share                           $      .08
                                           ----------